Exhibit 4.7

DESCRIPTION OF COMMON STOCK
Throughout this exhibit, the terms “Nine,” “we,” “us,” “our” and the “Company” refer to Nine Energy Service, Inc. and “SCF” refers to SCF-VII, L.P. and SCF-VII(A), L.P., collectively. The following summary of terms of our common stock, par value $0.01 per share (our “Common Stock”), is based upon the Third Amended and Restated Certificate of Incorporation of the Company (our “Charter”) and the Fourth Amended and Restated of the Company Bylaws (our “Bylaws”). This summary is not complete and is subject to, and qualified in its entirety by reference to, our Charter, our Bylaws and the applicable provisions of Delaware law.
Common Stock
We are currently authorized to issue up to 120,000,000 shares of our Common Stock. Except as provided by law or in a preferred stock designation, holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Because holders of our Common Stock have the exclusive right to vote for the election of directors and do not have cumulative voting rights, the holders of a majority of the shares of our Common Stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.
Subject to the rights and preferences of any preferred stock that we may issue in the future, the holders of our Common Stock are entitled to receive dividends as may be declared by our board of directors and all of our assets available for distribution to holders of our Common Stock in liquidation, pro rata, based on the number of shares held. There are no redemption, conversion or sinking fund provisions applicable to our Common Stock.
Preferred Stock
Subject to the provisions of our Charter and legal limitations, our board of directors has the authority, without further vote or action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of our preferred stock, including provisions related to dividends, conversion, voting, redemption, liquidation and the number of shares constituting the series or the designation of that series, which may be superior to those of our Common Stock. As of March 9, 2020, there are no shares of preferred stock outstanding and we have no present plans to issue any preferred stock.
The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our Common Stock. For example, preferred stock may rank prior to our Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our Common Stock. The issuance of shares of preferred stock may discourage third-party bids for our Common Stock or may otherwise adversely affect the market price of our Common Stock. In addition, preferred stock may enable our board of directors to make it more difficult or to discourage attempts to obtain control of us through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in our management.
Anti-Takeover Effects of Provisions of Our Charter, our Bylaws and Delaware Law
Some provisions of Delaware law, our Charter and our Bylaws could make certain change of control transactions more difficult, including acquisitions of us by means of a tender offer, a proxy contest or otherwise, as well as removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares. Therefore, these provisions could adversely affect the price of our Common Stock.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Opt Out of Section 203 of the Delaware General Corporation Law (the “DGCL”)
In our Charter, we have elected not to be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers until the date on which the SCF Group (as defined therein) is no longer the holder of at least 15% of our outstanding Common Stock. On and after such date, we will be subject to the provisions of Section 203 of the DGCL. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the New York Stock Exchange, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless: (a) the transaction is approved by the board of directors before the date the interested stockholder attained that status, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or (c) on or after the date the interested stockholder attained that status, the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Our Charter and Bylaws
Among other things, our Charter and/or Bylaws:

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establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year’s annual meeting. Our Bylaws specify the requirements as to form and content of all stockholders’ notices;

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authorize our board of directors to issue undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum;

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provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•	provide that special meetings of our stockholders may only be called by a majority of the total number of directors;

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provide that our board of directors be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of preferred stock, if any;

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provide that we renounce any interest or expectancy in any business opportunity (existing and future) that involves any aspect of the energy business or industry and that may be from time to time presented to SCF or any director or officer of the corporation who is also an employee, partner, member, manager, officer or director of any SCF entity, and that such persons have no obligation to offer us those investments or opportunities;

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provide that our Charter and Bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding Common Stock (except with respect to provisions relating to the renouncement business opportunities, which require approval of at least 80% of the voting power of the outstanding stock entitled to vote thereon);

•	a member of our board of directors may only be removed for cause and only by the affirmative vote of the holders of at least two-thirds of our then outstanding Common Stock; and

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unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our Charter or our Bylaws, or (iv) any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The choice of forum provisions summarized above are not intended to apply to actions arising under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended. The Court of Chancery of the State of Delaware has recently held that a Delaware corporation can only use its constitutive documents to bind a plaintiff to a particular forum where the claim involves rights or relationships that were established by or under Delaware’s corporate law.

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